THE UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2017

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 8, 2017, Giga-tronics Incorporated (the “Company”) received a notification letter from The NASDAQ Stock Market (“NASDAQ”) advising the Company of its failure to comply with the required minimum of $2,500,000 in shareholders’ equity for continued listing on NASDAQ, pursuant to NASDAQ listing rule 5550(b)(1). The Company fell below the minimum requirement with reported shareholders’ equity of $2,125,000 in its Form 10-Q for the quarterly period ended December 24, 2016.

NASDAQ stated in the letter that under the listing rules the Company has 45 calendar days to submit a plan to regain compliance. If the plan is accepted by NASDAQ, an extension of up to 180 calendar days from February 8, 2017 may be granted to the Company to provide evidence of compliance. If the plan is not accepted by NASDAQ, the Company will have the opportunity to appeal that decision to a Hearings Panel.

The Company is currently working on a plan to submit to NASDAQ within the requisite 45-day period to reach the required minimum of $2,500,000 in shareholders’ equity.

While the Company intends to present a viable plan to regain compliance, there can be no assurance that NASDAQ will grant the Company’s request for continued listing, or that the Company’s plans to comply with the required minimum of $2,500,000 in shareholders’ equity will be successful.  If the Company’s Common Stock ceases to be listed for trading on NASDAQ, the Company expects that its Common Stock would be traded on the Over-the-Counter Bulletin Board on or about the same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2017	GIGA-TRONICS INCORPORATED

By: /s/ William J. Thompson Acting Chief Executive Officer